EXHIBIT 10.5

Caterpillar Inc.
2006 Long-Term Incentive Plan
Nonqualified Stock Options

March 5, 2012

If you were awarded non-qualified stock options (“NQSOs”) on March 5, 2012 (the “Grant Date”) pursuant to the Caterpillar Inc. 2006 Long-Term Incentive Plan (the “Plan”) at a price of $110.09 (the “Grant Price”), this document specifies the material terms and provisions applicable to such award (the “Option Award”).*

Term of the Award
The Option Award will expire unless exercised by the tenth anniversary of the Grant Date (the “Expiration Date”).

Vesting
The Option Award is subject to a three-year cliff-vesting period. The Option Award will become fully vested (and, thus, exercisable) on the third anniversary of the Grant Date (the “Vesting Date”). If you terminate employment for any reason other than long-service separation, disability or death (as described more fully below) prior to the Vesting Date, the Option Award will be forfeited.

Exercise of Award
The Option Award may only be exercised through the Plan’s designated broker, currently the Gallagher Group at Morgan Stanley Smith Barney, or through such other means as Caterpillar Inc. (the “Company”) may designate. You may exercise the Option Award by providing notice of exercise, in a form acceptable to the Company, setting forth the number of shares to be exercised, accompanied by full payment for the shares. The exercise price shall be payable at your election by: (1) tendering cash; (2) tendering previously acquired shares of Company common stock; (3) cashless exercise from the proceeds of a sale of shares, or (4) directing the Company to withhold a number of shares otherwise issuable upon election having a Fair Market Value (as defined in the Plan) equal to the exercise price.

Termination of Employment
Your termination of employment with the Company and its subsidiaries or affiliates will impact the Option award as follows:

•	Long-Service Separation
If your employment with the Company and/or its subsidiaries or affiliates terminates by reason of long-service separation, the Option Award will become fully vested to the extent not vested and to the extent that you were continuously employed by the Company and/or its subsidiaries or affiliates for six months immediately following the Grant Date. Such Option Award will remain exercisable until the earlier of: (1) the Expiration Date or (2) 60 months from the date of such termination of employment. For purposes of this Option Award, “long-service separation” means termination of employment after attainment of age 55 with 5 or more years of company service.

•	Disability
If your employment with the Company and/or its subsidiaries terminates by reason of disability (as defined in the Plan), the Option Award will become fully vested. Such Option Award will remain exercisable until the earlier of: (1) the Expiration Date or (2) 60 months from the date of such termination of employment.

•	Death
If your employment with the Company and/or its subsidiaries terminates by reason of death, to the extent not vested, the Option Award will become fully vested and your beneficiary (or your estate if you have not named a beneficiary at the time of your death) will have until the earlier of: (1) the Expiration Date or 60 months following your termination of employment due to death to exercise the Option Award. If you die after your termination of employment when the Option Award is otherwise exercisable, the Option Award will remain exercisable by your beneficiary (or your estate if you have not named a beneficiary at the time of your death) until the earlier of: (1) the Expiration Date; (2) 66 months following the date of your long-service separation or termination due to disability if applicable; or (3) 38 months following your termination of employment for any other reason.

•	Cause
If your employment with the Company is terminated for cause (as defined in the Plan), all of your unexercised NQSOs associated with the Option Award (whether vested or non-vested) shall expire immediately and all rights thereunder cease upon such termination.

•	Other
If your employment with the Company and/or its subsidiaries or affiliates terminates for any reason other than long-service separation, disability, cause or death (e.g., quit or discharge), all non-vested NQSOs associated with the Option Award shall be immediately forfeited to the company. With respect to vested NQSOs, you will have until the earlier of (1) the Expiration Date or (2) 60 days from the date of such termination of employment to exercise.

Transferability of Award
Subject to certain exceptions set forth in the Plan, the Option Award is only exercisable by you (or your beneficiary, estate or representative, as applicable) and may not be assigned, transferred, pledged or hypothecated in any way. The Option Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect.

Designation of Beneficiary
If you have not done so already, you are encouraged to designate a beneficiary (or beneficiaries) to whom your vested NQSOs will be transferred upon your death. If you do not designate a beneficiary, your vested NQSOs will be transferred to your estate.

Administration of the Plan
The Option Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this document and the terms and provisions of the Plan, the provisions of the Plan shall control.

Tax Impact
Please refer to the Plan Prospectus for a general description of the U.S. federal tax consequences of an Option Award. You may also wish to consult with your personal tax advisor regarding how the Option Award will impact your individual tax situation.

Code Section 409A
It is intended that this Option Award satisfies the terms of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (“Code Section 409A”) so that the NQSO does not constitute deferred compensation for purposes of Code Section 409A. The Plan and this Option Award document shall be interpreted and construed on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, the Compensation Committee of the Board (the “Committee”) reserves the right (including the right to delegate such right) to unilaterally amend this Option Award document (and thus the terms of the Option Award) without your consent solely in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Your acceptance of this Option Award constitutes acknowledgement and consent to such rights of the Committee.

Withholding
The exercise of a NQSO is a taxable event in many taxing jurisdictions. In some countries, including the U.S., the company is required to withhold taxes upon the taxable event. The company may withhold shares to satisfy the withholding requirement subject to the following conditions: (a) the value of the shares surrendered must equal the withholding requirement and (b) the value of the shares surrendered shall be the Fair Market Value (as defined in the Plan) determined as of the exercise date.

Compliance with Securities Laws
The Company will take steps required to achieve compliance with all applicable U.S. federal and state securities laws (and other laws, including registration requirements) and with the rules and practices of the stock exchanges upon which the stock of the Company is listed and the Option Award is subject to the requirements of such laws and rules.

Adjustment of Shares
Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc.

Effect on Other Benefits
The Option Award (and its exercise) is not intended to and shall not impact the coverage of or the amount of any other employee benefit plans in which you participate that are sponsored by the Company and any of its subsidiaries or affiliates.

Acceptance of Award
Your acceptance of this Option Award constitutes acknowledgement and consent to the terms of the Option Award as described in this Option Award document.

Further Information
For more detailed information about the Plan, please refer to the Plan Prospectus or the Plan itself. Copies of the Prospectus and the Plan can be obtained from the Executive Compensation intranet Website at Cat @work under the Compensation + Benefits tab. If you have any questions regarding your equity compensation under the Plan, please contact Paul Gaeto, Director of Compensation + Benefits at (309) 675-5624.

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